Exhibit 23.2

Consent of Hamilton, Rabinovitz & Associates, Inc.

Hamilton, Rabinovitz & Associates, Inc. (“HR&A”) hereby consents to being named and to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-88580 and No. 333-88580-01) and Form S-8 (No. 333-67257, No. 333-35229, No. 333-00829, No. 333-19445, No. 333-42133, No. 333-128260, No. 333-130047, No. 333-143716, No. 333-149396, No. 333-151607 and No. 333-149537) of Ingersoll-Rand Company Limited of (i) any references to HR&A in the form and context in which they appear in such registration statements, and (ii) the use of or reliance on the information contained in HR&A’s report to Trane Inc. (“Trane”) to assist Trane in setting forth an estimate of Trane’s total liability for pending and unasserted future asbestos-related claims.

/s/ Francine F. Rabinovitz
Hamilton, Rabinovitz & Associates, Inc.

August 11, 2008